Exhibit 99.1 Press release of the Registrant dated December 2, 1998.

FOR IMMEDIATE RELEASE

Contacts:

   Media Contact:              Investor Contact:       Treasury Contact:
   Qwest Communications        Qwest Communications    Qwest Communications
   Christy Weiner              Lee Wolfe               Stephen H. Shoemaker
   (303) 992-2085              (800) 567-7296          (303) 992-2003
   christine.weiner@qwest.net  IR@qwest.net            steve.shoemaker@qwest.net


                   QWEST ANNOUNCES REDEMPTION OF SENIOR NOTES


DENVER,  December 2, 1998 - Qwest  Communications  International  Inc.  (Nasdaq:
QWST) today announced that it will redeem on December 31, 1998, $87.5 million of its 10 7/8 percent Series B Senior Notes due 2007. Bankers Trust Company, the Trustee for the Notes, issued the required notice to affected Noteholders on December 1, 1998. Under the terms of the Indenture for the Notes, dated August 28, 1997, Qwest may redeem up to 35 percent, or $87.5 million, of the $250 million principal amount of the 10 7/8 percent Notes.

Robert Woodruff, executive vice president and chief financial officer, Qwest Communications said, "The redemption of the Notes strengthens our capital structure and reflects positively on Qwest's growth and ability to access the capital markets on more favorable terms."

About Qwest
Qwest Communications International Inc. (NASDAQ: QWST) is a multimedia communications company headquartered in Denver, Colorado with more than 7,000 employees and over 80 sales offices worldwide. With its world-class data and multimedia network, marketing expertise, and customer care and billing systems, Qwest is delivering high-quality data, video and voice connectivity securely and reliably to customers around the world. Further information is available at www.qwest.net.